Prospect Energy Corporation Closes Larger $50 Million Revolving Credit Facility

NEW YORK, NY -- 07/26/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that Prospect has closed a $50 million revolving credit facility (the "Facility") with HSH Nordbank as administrative agent and sole lead arranger, replacing Prospect's prior smaller $30 million facility.

This Facility is being used to refinance Prospect's prior $30 million credit facility and, together with Prospect's equity capital, to make additional long-term investments. Interest on borrowings under the Facility is charged, at Prospect's option, at either (i) LIBOR plus the applicable spread, ranging from 200 to 250 basis points (the refinanced facility being at 250 basis points over LIBOR), or (ii) the greater of the lender prime rate or the federal funds effective rate plus 50 to 100 basis points. The applicable spread decreases as the equity base of Prospect increases.

"We are very pleased to put this larger revolving credit capability in place," said John Barry, Chairman and Chief Executive Officer of Prospect. "This facility provides flexible 'just in time' bank credit as a valuable component of Prospect's capital structure going forward, enabling us to leverage the returns on our portfolio in a cost-effective way for the benefit of our shareholders. This revolver, which we expect to see grow over time, provides us enhanced access on favorable terms to significant revolving bank credit, at lower costs as we grow our equity base. With the robust investment pipeline we currently have, we believe that we may be fully utilizing this larger facility in the near future."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have an adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

ABOUT HSH NORDBANK

HSH Nordbank AG is one of the leading banks in Germany with total assets of $235 billion and offices in the world's leading capital markets, including New York and London. HSH Nordbank continues to maintain a strong commitment to the energy and project finance sector globally. The New York Branch has a team of energy structured finance professionals focusing on oil and gas, power generation, including renewable energy projects, and infrastructure. Among the other segments served, in which HSH Nordbank has a leading position, are transportation, real estate and ship financing. For more information please visit www.hsh-nordbank.com.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702